   As filed with the Securities and Exchange Commission on December 22, 2000
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                     Rochester Gas and Electric Corporation
             (Exact name of registrant as specified in its charter)

              New York                                 16-0612110
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                  Identification No.)

                                 89 East Avenue
                           Rochester, New York 14649
                                 (716) 546-2700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Michael T. Tomaino, Esq.
                   Senior Vice President and General Counsel
                     Rochester Gas and Electric Corporation
                                 89 East Avenue
                           Rochester, New York 14649
                                 (716) 546-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
         Lori B. Green, Esq.                      Richard R. Howe, Esq.
         Roger W. Byrd, Esq.                       Sullivan & Cromwell
          Nixon Peabody LLP                         125 Broad Street
           Clinton Square                       New York, New York 10004
      Rochester, New York 14603

                               ----------------

   Approximate date of commencement of proposed sales to the public: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              Proposed Maximum
 Title of Each Class of                     Proposed Maximum      Aggregate
    Securities to be        Amount to be     Offering Price    Offering Price       Amount of
       Registered            Registered       Per Unit (1)           (1)        Registration Fee
------------------------------------------------------------------------------------------------
First Mortgage Bonds and
 Unsecured Notes........    $400,000,000           (1)          $400,000,000        $100,000
------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the first mortgage bonds and unsecured notes registered hereunder. In no event will the aggregate initial offering price of all securities sold pursuant to this Registration Statement exceed
    $400,000,000.

                               ----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 22, 2000

PROSPECTUS

                                  $400,000,000

                     Rochester Gas and Electric Corporation

                                Debt Securities

                                 ------------

  Rochester Gas and Electric Corporation (RG&E) may offer and sell up to $400,000,000 of our first mortgage bonds and unsecured notes in one or more series. We will establish the terms of these debt securities at the time we offer them.

  We will issue a prospectus supplement for each offering of debt securities that will describe the designation, principal amount, interest rate, interest payment dates, maturity date or dates, public offering price, any redemption terms and any other specific terms of the series of debt securities being offered.

  We may offer and sell our debt securities through underwriters, through dealers, through agents, or directly to one or more institutional purchasers.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------



                  The date of this Prospectus is      , 200 .

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
Where You Can Find More Information........................................   3
Forward Looking Statements.................................................   4
The Company................................................................   5
Ratio of Earnings to Fixed Charges.........................................   5
Application of Proceeds....................................................   5
Description of the Debt Securities.........................................   6
  New Mortgage Bonds.......................................................   6
  New Unsecured Notes......................................................   9
Legal Opinions.............................................................  12
Experts....................................................................  12
Plan of Distribution.......................................................  12

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a "shelf" registration process. By using this process, we may offer up to a total dollar amount of $400,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

   References in this prospectus to the terms "we", "us" or other similar terms mean Rochester Gas and Electric Corporation, unless the context clearly indicates otherwise.

   You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement (including any pricing supplement). We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission's Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330.

   The Commission allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission to the extent that they relate to us:

  . The combined Annual Report filed by RGS Energy Group, Inc. (RGS) and RG&E on Form 10-K for the year ended December 31, 1999;

  . The combined Quarterly Reports filed by RGS and RG&E for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and

  . The combined Current Reports filed by RGS and RG&E on Form 8-K dated May
    25, 2000 and December 14, 2000.

   Any filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will also be incorporated by reference into this prospectus until the offering of the debt securities described in this prospectus is completed; provided, however, that such filings are only incorporated by reference to the extent that they relate to RG&E and we are not incorporating by reference any information furnished under Item 9 of any Current Report on Form 8-K. We are not incorporating by reference the portion of any filing that relates to RGS and its subsidiaries other than us, and we make no representation with respect to such information.

   This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission's Public Reference Section or through its Web site.

   You may obtain a free copy of our filings with the Commission by writing or calling us at our principal executive offices. Requests for copies should be directed to Manager, Investor Relations, Rochester Gas and Electric Corporation, 89 East Avenue, Rochester, New York 14649 at telephone number
(716) 724-8176.

                           FORWARD LOOKING STATEMENTS

   This prospectus contains and incorporates by reference statements which are not historic fact and which can be classified as forward looking. These statements can be identified by the use of certain words which suggest forward looking information, such as "believes," "will," "expects," "projects," "estimates" and "anticipates". They can also be identified by the use of words which relate to future goals or strategies. In addition to the assumptions and other factors referred to specifically in connection with the forward looking statements, some of the factors that could have a significant effect on whether the forward looking statements ultimately prove to be accurate include:

  . uncertainties related to the regulatory treatment of our nuclear generation facilities including the proposed sale of our interest in the Nine Mile Point Two nuclear generating facility;

  . any state or federal legislative or regulatory initiatives (including the results of negotiations between us and the New York Public Service Commission (the PSC) regarding certain gas restructurings) that affect the cost or recovery of investments necessary to provide utility service in the electric and natural gas industries. Such initiatives could include, for example, changes in the regulation of rate structures or changes in the speed or degree to which competition occurs in the electric and natural gas industries;

  . any changes in our ability to recover environmental compliance costs through increased rates;

  . the determination in the nuclear generation proceeding initiated by the PSC, including any changes in the regulatory status of nuclear generating facilities and their related costs, including recovery of costs related to spent fuel and decommissioning;

  . fluctuations in energy supply and demand and market prices for energy, capacity and ancillary services;

  . any changes in the rate of industrial, commercial and residential growth in our service territory;

  . the development of any new technologies which allow customers to generate their own energy or produce lower cost energy;

  . any unusual or extreme weather or other natural phenomena;

  . the timing and extent of changes in commodity prices and interest rates;

  . any adverse impact on us from the operations of RGS Energy Group, Inc.
    and its other subsidiaries; or

  . any other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

                                  THE COMPANY

   Rochester Gas and Electric Corporation was formed in 1904 and is engaged principally in the business of generating, purchasing, transmitting and distributing electricity and purchasing, transporting and distributing natural gas. We produce and distribute electricity and distribute gas in parts of nine New York counties including and surrounding the City of Rochester.

   The service area for our regulated business has a population of approximately one million and is well diversified among residential, commercial and industrial consumers. In addition to the City of Rochester, which is the third largest city and a major industrial center in New York State, it includes a substantial suburban area with commercial growth and a large and prosperous farming area. A majority of the industrial firms in our service area manufacture consumer goods. Many of our industrial customers are nationally known, such as Xerox Corporation, Eastman Kodak Company, Bausch & Lomb Incorporated and Delphi Automotive Systems, Inc.

   On August 2, 1999, all of our outstanding shares of common stock were exchanged on a share-for-share basis for shares of RGS Energy Group, Inc. (RGS) and we became a subsidiary of RGS. We continue to have non-voting preferred stock outstanding. In connection with the restructuring, our subsidiaries that were conducting unregulated businesses became subsidiaries of RGS. The debt securities offered by this prospectus and applicable prospectus supplements are not obligations of and are not guaranteed by RGS or any of its other subsidiaries.

   The mailing address of our executive office is 89 East Avenue, Rochester, New York 14649 and our telephone number is (716) 546-2700.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the last five years and for the twelve months ended September 30, 2000 are as follows:

                                 Twelve Months
                                     Ended       Year Ended December 31,(1)
                                 September 30, -------------------------------
                                     2000      1999  1998  1997  1996  1995(2)
                                 ------------- ----- ----- ----- ----- -------
Ratio of earnings to fixed
 charges(1).....................     3.44x     3.49x 3.97x 3.76x 3.59x  2.80x

--------
(1) Earnings are defined as pretax income from continuing operations to which fixed charges have been added. Fixed charges are defined in this ratio as:
    (i) interest charges on long-term debt, short-term debt and Department of Energy liability for nuclear waste disposal; (ii) amortization of debt premium and expense; and (iii) interest amounts included in rental agreements.
(2) Excluding the effect of regulatory disallowances charged to current period earnings, the ratio of earnings to fixed charges for 1995 would be 3.19x.

                            APPLICATION OF PROCEEDS

   Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of the debt securities being offered:

  . to finance our ongoing construction program;

  . to repay short-term debt or maturing securities;

  . to redeem or purchase outstanding preferred stock or debt securities; or

  . for general corporate purposes.

   If we do not use the net proceeds immediately, we may temporarily invest them in short-term interest-bearing obligations or deposit them with banks.

                       DESCRIPTION OF THE DEBT SECURITIES

   The debt securities that may be offered by this prospectus and applicable prospectus supplements will consist of our first mortgage bonds (New Mortgage Bonds) and unsecured notes (New Unsecured Notes). Some or all of the New Mortgage Bonds may be designated as secured medium-term notes.

   This section summarizes the material terms that will apply generally to the New Mortgage Bonds and the New Unsecured Notes. Each particular debt security will have financial and other terms specific to it, and the specific terms of each security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

   The specific legal terms of your debt security are contained in the debt security itself, the Mortgage or Indenture (as such terms are described in the sections below) and any supplemental indentures to the Mortgage or Indenture, as applicable. The following discussion is a summary only and is qualified in its entirety by the specific legal terms contained in the applicable governing documents. See "Where You Can Find More Information" on page 3 for information on how to obtain a copy of the applicable governing documents.

New Mortgage Bonds

   General. The New Mortgage Bonds will be issued under a General Mortgage, dated September 1, 1918, between RG&E and Bankers Trust Company, as Trustee (the Trustee), as previously amended and supplemented and as to be further amended and supplemented by one or more supplemental indentures relating to such New Mortgage Bonds (herein collectively called the "Mortgage").

   All of the Mortgage Bonds issued and to be issued under the Mortgage, including any Mortgage Bonds designated as secured medium-term notes, are hereinafter referred to as the "Mortgage Bonds."

   The New Mortgage Bonds will be in a principal amount, mature, bear interest and have other specific terms as set forth in the prospectus supplement accompanying this prospectus. Interest on New Mortgage Bonds will accrue from, and be payable semi-annually on, the dates set forth in such prospectus supplement. When New Mortgage Bonds are issued, they will be signed by us and authenticated by the Trustee or an authentication agent appointed by the Trustee.

   Redemption Provisions. Redemption provisions for the New Mortgage Bonds will be set forth in the prospectus supplement offering the New Mortgage Bonds.

   Form and Exchange. The New Mortgage Bonds will be in fully registered form in denominations of $1,000 and any multiple thereof, without coupons, and may be exchanged for other New Mortgage Bonds of the same series of other authorized denominations with the same interest rate, maturity and other terms in each case for a like aggregate principal amount, without charge to the holders thereof other than for any tax or taxes or other governmental charges.

   Security and Priority. The New Mortgage Bonds will be secured equally and ratably with other Mortgage Bonds issued under the Mortgage by a valid and direct first mortgage on substantially all of our property (except accounts receivable and cash), subject to excepted encumbrances, reservations, contracts and exceptions which we do not consider material to the operations of the property. The Mortgage provides for the subjection of after-acquired property (subject to pre-existing liens) to the lien thereof. The New Mortgage Bonds are not obligations of or guaranteed by RGS or any of its other subsidiaries.

   Sinking and Improvement Fund. While any Mortgage Bonds issued under the Mortgage are outstanding, we will, on or before June 30 of each year, deposit $333,540 with the Trustee. Instead of depositing cash, we may certify bondable value of property additions (on the basis of 60% thereof) or apply the principal amount of prior liens or charges and Mortgage Bonds issued under the Mortgage which might then be made the basis for the issuance of Mortgage Bonds under the Mortgage. Cash so deposited with the Trustee may be withdrawn or used as provided in the Mortgage to purchase or redeem Mortgage Bonds, or to reimburse us for up to 60% of the cost or fair value of property which might otherwise be made the basis of issuance of Mortgage Bonds or withdrawal of cash. If on any December 31 the Trustee holds $250,000 or more so deposited, such cash must be used to purchase or redeem Mortgage Bonds.

   Maintenance Fund. If the aggregate amount applied by us subsequent to December 31, 1948 for property additions does not, as of the end of each year, equal the aggregate of the minimum provision for depreciation for the years since that date, we are required to deposit cash with the Trustee to make up any deficiency (less certain optional credits). Any cash thus deposited may be used, among other things, to redeem Mortgage Bonds. The minimum provision for depreciation for each year is 2 1/4% of the depreciable utility property at the beginning of the year. As of December 31, 1999, property additions acquired after 1948 exceeded the aggregate of the minimum provision for depreciation by approximately $2.03 billion. This excess, even if not increased by future property additions and assuming a maximum life of 30 years for any given series of New Mortgage Bonds, could not be exhausted during the life of such series of New Mortgage Bonds and thus we will not be required to deposit cash to the maintenance fund during such period.

   Issuance of Additional Bonds. Additional Mortgage Bonds may be issued under the Mortgage for the following purposes:

  . to pay for up to 60% of the cost of additional property constructed or acquired on or after January 1, 1949;

  . to reimburse us for up to 60% of our expenditures made on or after January 1,1949, from income or surplus, for the construction or acquisition of additional property; or

  . to refund or replace any Mortgage Bonds issued under the Mortgage.

   Whenever property subject to a prior lien is subjected to the lien of the Mortgage, an amount of Mortgage Bonds or moneys equal to such prior lien is reserved to pay such prior lien and thereafter Mortgage Bonds may be issued or moneys withdrawn up to the amount remaining after deducting the amount of such lien from 60% of the aggregate of the expenditures for such property and the amount of such lien. As expenditures are made to pay or acquire such lien, moneys or Mortgage Bonds so reserved equal to such expenditures (but not more than the amount of such lien) are to be paid or authenticated and delivered to us. We will not certify to the Trustee property additions subject to a prior lien if thereby the principal amount of prior liens to be then outstanding will exceed 15% of the principal amount of all Mortgage Bonds then outstanding and which might then be issued.

   No additional Mortgage Bonds may be issued other than to refund or replace Mortgage Bonds unless earnings for a period of 12 months ending not earlier than 60 days prior to the application for such Mortgage Bonds, after deducting operating expenses, including taxes other than income and similar taxes, rentals, insurance, actual charges for current repairs and maintenance and an amount equal to the minimum provision for depreciation (see "Maintenance Fund") but excluding Mortgage Bond interest, sinking fund charges and amortization of utility plant account, all as set forth in the Mortgage, are equal to at least two times the total annual interest on Mortgage Bonds outstanding and to be outstanding. This ratio for the twelve months ended September 30, 2000 was 6.46x.

   At September 30, 2000, the unbonded bondable value of property additions available for use as the basis for the issuance of Mortgage Bonds was approximately $754 million. In addition, at September 30, 2000 approximately $257 million of Mortgage Bonds could be issued against Mortgage Bonds which have matured or have been redeemed. We intend to issue the New Mortgage Bonds against Mortgage Bonds which have been retired or against property additions or a combination of both.

   Release and Substitution of Property. Release of property is permitted when it is sold or exchanged if, among other conditions, it has ceased to be useful or profitable to us, we deposit not less than the fair value of the property with the Trustee or, if the property is exchanged, by subjecting to the lien of the Mortgage the property we receive in exchange for the property.

   We may under certain conditions without release sell certain disused or undesirable personal property, and surrender or assent to the modification of any franchise and certain easements for distribution purposes. We may under certain conditions without release abandon, terminate, release or change any leases and rights of way, surrender or assent to the modification of any right, franchise, license or governmental permit, and dispose of interests in poles and electric lines to certain other utilities.

   Modification or Amendment of Mortgage. We and the Trustee may enter into supplemental indentures to

  . subject to the Mortgage after-acquired property,

  . limit the amount, issue and purposes of the issue of Mortgage Bonds,

  . provide that Mortgage Bonds of any particular series may be converted into stock,

  . provide for the issue of Mortgage Bonds in certain denominations,

  . retire or redeem Mortgage Bonds, and

  . make necessary or desirable provisions not inconsistent with the Mortgage.

   The Mortgage may be modified with the consent of the holders of not less than 75% in principal amount of all Mortgage Bonds, or in case the rights of the holders of one or more, but less than all, series would be affected, then with the consent of the holders of 75% in principal amount of all series affected, provided that in no event may action affecting less than all series be effective unless approved by the majority holders of all the Mortgage Bonds, and provided that no supplemental indenture may:

  . extend the fixed maturity of the Mortgage Bonds, or reduce the rate or extend the time of payment of interest, or reduce the principal amount, or limit the right of a bondholder to institute suit for payment of principal or interest without the consent of the holder of each Mortgage Bond so affected; or

  . reduce the percentages which are required to approve any such supplemental indenture without the consent of the holders of all the Mortgage Bonds then outstanding; or

  . permit the creation of any lien prior to or equal with the lien of the Mortgage without the consent of the holders of all the Mortgage Bonds.

   Defaults. Events of default are defined as: default in the payment of principal; default for 90 days in the payment of interest; default beyond any grace period in payment of principal or interest on any outstanding prior lien Mortgage Bonds; certain events of bankruptcy, insolvency, reorganization, or similar arrangements; and default by us for 90 days after notice in the performance of any other covenant or condition in the Mortgage. The Mortgage requires us to file annually with the Trustee a Treasurer's certificate stating that we are not, to the knowledge of the signers, in default under any of the provisions of the Mortgage.

   Upon the happening of any event of default, the holders of not less than a majority in aggregate principal amount of the Mortgage Bonds secured by the Mortgage then outstanding may require the Trustee to accelerate the maturity of all such Mortgage Bonds and to take all steps necessary to enforce the rights granted by the Mortgage. The holders of not less than 76% of the aggregate principal amount of Mortgage Bonds then outstanding may direct and control the Trustee's actions in such event and, in the event of any proposed judicial sale, the holders of not less than a majority of such principal amount may cause the Trustee to sell the mortgaged property in parcels, rather than as a whole.

   If, prior to any sale of the mortgaged property, all defaults have been remedied, the holders of a majority in aggregate principal amount of all Mortgage Bonds then outstanding may waive and rescind the default and its consequences. Furthermore, the holders of not less than 75% in aggregate principal amount of all the Mortgage Bonds (or if only certain series are affected, of such series, together with the consent of the holders of at least a majority in aggregate principal amount of all the Mortgage Bonds) then outstanding may waive events of default (whether or not cured) other than the failure to pay any interest or principal due or the granting of a lien ranking equal to or prior to that granted by the Mortgage.

   The holder of any Mortgage Bond secured by the Mortgage may not institute any action to enforce the rights granted by the Mortgage unless the Trustee shall have failed to take action after request by the holders of 25% of such Mortgage Bonds and provided such holders have offered the Trustee security and indemnity satisfactory to it. Any bondholder, however, shall have the right at any time to bring an action to enforce the payments of principal and interest due on his Mortgage Bonds.

   The Trustee may not be compelled to take any action to enforce the rights granted by the Mortgage unless the bondholders requesting the Trustee to take such action have offered to it security and indemnity satisfactory to it against the cost, expenses and liabilities to be incurred thereby.

   Satisfaction and Discharge. When all Mortgage Bonds are paid or redeemed (or all outstanding Mortgage Bonds are redeemable, have been called for redemption and we have deposited money with the Trustee which is sufficient to redeem all of the outstanding Mortgage Bonds) and we have paid all charges and expenses of the Trustee, the Trustee is obligated to satisfy and cancel the Mortgage.

   Trustee under the Mortgage. In the normal course of our business, we utilize banking services offered by the Trustee under the Mortgage, Bankers Trust Company, 4 Albany Street, New York, New York 10006. Among such services may be the making of short term loans.

New Unsecured Notes

   General. The New Unsecured Notes will be issued under an Indenture dated
        , 2000 between RG&E and The Bank of New York, as Trustee, as may be amended and supplemented by one or more supplemental indentures relating to such New Unsecured Notes (herein collectively called the "Indenture").

   All of the notes issued and to be issued under the Indenture are hereinafter referred to as the "Unsecured Notes." As of the date of this prospectus, there are no Unsecured Notes outstanding.

   The New Unsecured Notes will be in a principal amount, mature, bear interest and have other specific terms as set forth in the prospectus supplement accompanying this prospectus. Interest on New Unsecured Notes will accrue from, and be payable on, the dates set forth in such prospectus supplement. When New Unsecured Notes are issued, they will be signed by us and authenticated by the Trustee or an authentication agent appointed by the Trustee.

   Redemption Provisions. Redemption provisions for the New Unsecured Notes will be set forth in the prospectus supplement offering the New Unsecured Notes.

   Form and Exchange. Unless otherwise specified in the prospectus supplement offering the New Unsecured Notes, the New Unsecured Notes will be in fully registered form in denominations of $1,000 and any multiple thereof, without coupons, and may be exchanged for other Unsecured Notes of the same series of other authorized denominations with the same interest rate, maturity and other terms in each case for a like aggregate principal amount, without charge to the holders thereof other than for any taxes or other governmental charges.

   Security and Priority. The New Unsecured Notes are unsecured obligations and will rank pari passu with all other Unsecured Notes and with all of our other unsecured and unsubordinated indebtedness. The Unsecured Notes are not obligations of or guaranteed by RGS or any of its other subsidiaries.

   Issuance of Additional Unsecured Notes. The Indenture does not contain any limitation on the issuance of additional Unsecured Notes under the Indenture. Our restated certificate of incorporation limits the aggregate amount of our unsecured notes, debentures or other securities to no more than 15% of the sum of the outstanding principal amount of our Mortgage Bonds and other securities representing secured indebtedness plus the amount of our capital and surplus. As of September 30, 2000, we would have been able to issue an additional $106 million of unsecured securities under this test.

   Amendment of the Indenture and Unsecured Notes. There are three types of amendments we can make to the Indenture and the Unsecured Notes: changes requiring approval of each holder of affected Unsecured Notes, changes requiring approval of the holders of a majority of the principal amount of the particular series of Unsecured Notes affected, and changes not requiring any approval.

   There are a number of amendments that cannot be made to Unsecured Notes without the specific approval of each holder of affected Unsecured Notes. The following is a list of those types of amendments:

  . change the stated maturity of the principal of or interest on any Unsecured Note;

  . reduce any amounts due on any Unsecured Note;

  . reduce the amount of principal payable upon acceleration of the maturity of any Unsecured Note following a default;

  . change the place or currency of payment on any Unsecured Note;

  . impair the right of the holder of an Unsecured Note to sue for payment;

  . reduce the percentage of holders of Unsecured Notes whose consent is needed to modify or amend the Indenture;

  . reduce the percentage of holders of Unsecured Notes whose consent is needed to waive compliance with provisions of the Indenture or to waive defaults; and

  . modify any other aspect of the provisions dealing with modification and waiver of the Indenture.

   The second type of amendment to the Indenture and the Unsecured Notes is the kind that requires the consent of holders of Unsecured Notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the Unsecured Notes. The same consent would be required for us to obtain a waiver of all or part of any covenants described in the prospectus supplement, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Unsecured Notes in the list immediately preceding this paragraph unless we obtain the consent of the individual holder to the waiver.

   The final type of amendment does not require any approval by holders of Unsecured Notes. This type of amendment is limited to clarifications and certain other changes that would not adversely affect holders of the Securities.

   Defaults. An event of default will occur with respect to an Unsecured Note if:

  . we do not pay the principal of or any premium on an Unsecured Note on its due date;

  . we do not pay interest on an Unsecured Note within 60 days of its due date;

  . we remain in breach of a covenant of the Indenture for 90 days after we receive a notice of default stating we are in breach from either the Trustee or holders of 10% of the principal amount of Unsecured Notes of the affected series; or

  . we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

   If an event of default has occurred with respect to a series of Unsecured Notes and has not been cured, the holders of not less than a majority in aggregate principal amount of such series may require the Trustee to accelerate the maturity of all Unsecured Notes of such series and to take all steps necessary to enforce the rights granted by the Indenture. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the Unsecured Notes of the affected series. The Indenture requires us to file annually with the Trustee an officers' certificate stating that we are not, to the best knowledge of the signers, in default under any of the provisions of the Indenture.

   Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection satisfactory to it from expenses and liability. If satisfactory protection is provided, the holders of 76% in principal amount of all outstanding Unsecured Notes issued under the Indenture may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These holders may also direct the Trustee in performing any other action under the Indenture.

   Holders of Unsecured Notes may not bypass the Trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Unsecured Notes unless:

  . they give the Trustee written notice that an event of default has occurred and remains uncured;

  . the holders of 25% in principal amount of all outstanding Unsecured Notes issued under the Indenture have made a written request that the Trustee take action because of the event of default, and must have offered indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

  . the Trustee has not taken action for 60 days after receiving the notice and offer of indemnity.

However, holders of Unsecured Notes are entitled at any time to bring a lawsuit for the payment of money due on their Unsecured Notes on or after the applicable due dates of their Unsecured Notes.

   Satisfaction and Discharge. The Indenture will be satisfied when all Unsecured Notes issued under the Indenture are paid or:

  . all outstanding Unsecured Notes are due or redeemable or will become due or redeemable within one year,

  . if outstanding Unsecured Notes are to be redeemed, arrangements for the giving of the notice of redemption of such Unsecured Notes by the Trustee have been established; and

  . we have deposited cash or U.S. government securities with the Trustee that are sufficient to pay or redeem all of the outstanding Unsecured Notes when they become due or are to be redeemed.

We must also have paid all other amounts due under the Indenture and delivered to the Trustee an officers' certificate and opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge have been satisfied.

   If provided for in a prospectus supplement with respect to any series of Unsecured Notes, we may be released or discharged from all or a portion of our obligations with respect to such Unsecured Notes under certain circumstances. Currently, we can obtain a limited release from our obligation to comply with certain restrictive covenants by irrevocably depositing with the Trustee cash or U.S. government securities that, based on actuarial assumptions, will be adequate to satisfy, as and when they become due, the payments due on the series of Unsecured Notes. If the federal income tax law changes or is interpreted by the IRS in a way that would permit a full discharge of our obligations under the Indenture with respect to a series of Unsecured Notes without causing a change in the federal income tax treatment to the holders of such series of Unsecured Notes, we would be able to obtain a complete discharge by making such a deposit. To obtain either type of release or discharge, we cannot be in default under the Indenture and the release or discharge cannot cause certain specified adverse results. We would need to provide the Trustee with an officers' certificate and legal opinion that all conditions precedent to the release or discharge have been satisfied in order to obtain the release or discharge.

   Trustee under the Indenture. In the normal course of our business, we utilize banking services offered by the Trustee under the Indenture, The Bank of New York, Corporate Trust Office, 101 Barclay Street, Floor 21 West, New York, New York 10286. Among such services may be the making of short term loans. As of the date of this prospectus, the Trustee under the Indenture is providing or participating in our existing lines of credit and is the trustee with respect to certain of our other outstanding bonds.

                                 LEGAL OPINIONS

   The validity of the Securities will be passed upon for us by Nixon Peabody LLP, Clinton Square, Rochester, New York 14604 and for any underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to our combined Annual Report on Form 10-K with RGS for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

   We may sell debt securities:

  . to or through underwriting syndicates represented by managing underwriters;

  . through one or more underwriters without a syndicate for them to offer and sell to the public;

  . through dealers or agents; and

  . to investors directly in negotiated sales or in competitively bid transactions.

   Any underwriter or agent involved in the offer and sale of any series of the debt securities will be named in the applicable prospectus supplement.

   The prospectus supplement for each series of debt securities will describe:

  . the terms of the offering of the debt securities, including the name of any underwriters, dealers or agents;

  . the public offering or purchase price;

  . any discounts and commissions to be allowed or paid to the underwriters, dealers or agents and all other items constituting underwriting compensation; and

  . other specific terms of the particular debt securities.

   Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the debt securities being offered by that prospectus supplement.

   If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise described in the applicable prospectus supplement, underwriters to whom debt securities are sold by us for public offering and sale are obliged to purchase all of those particular debt securities if any are purchased. This obligation is subject to certain conditions and may be modified in the applicable prospectus supplement.

   Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

   Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

                              Description                              Amount
                              -----------                            ----------
   Securities and Exchange Commission Registration Fee.............. $  100,000
   Printing and Engraving Costs(1)..................................     80,000
   Legal Fees and Expenses(1).......................................    175,000
   Accounting Fees and Expenses(1)..................................     70,000
   Trustee Fees and Expenses(1).....................................    100,000
   Rating Agency Fees(1)............................................    265,000
   Miscellaneous Expenses(1)........................................     35,000
                                                                     ----------
     Subtotal(1).................................................... $  825,000
   New York State mortgage tax(1)(2)................................  4,000,000
                                                                     ----------
     Total(1)....................................................... $4,825,000
                                                                     ==========

--------
(1) Estimated.
(2) Required only if and to the extent that the debt securities are issued as New Mortgage Bonds.

Item 15. Indemnification of Directors and Officers.

   The New York Business Corporation Law (the "BCL") provides that, under certain circumstances, directors and officers of a New York corporation may be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits, to which they are a party or threatened to be made a party by reason of acting in any such capacities, if such person acted in good faith in a manner which he reasonably believed to be in the best interests of the corporation, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The Bylaws of the Registrant provide for indemnification to the fullest extent permitted by such New York law, including the payment of expenses in advance of the resolution of any such action. The Registrant's Restated Certificate of Incorporation limits the potential personal monetary liability of the members of the Registrant's Board of Directors to the Registrant or its stockholders for certain breaches of their duty of care or other duty as a director. The BCL permits the purchase of liability insurance by the Registrant on behalf of officers and directors and the Registrant has purchased such insurance.

Item 16. Exhibits.

  1-1  Form of Underwriting Agreement relating to the New Mortgage Bonds.

  1-2  Form of Distribution Agreement relating to the New Mortgage Bonds,
       Designated Secured Medium-Term Notes.

  1-3  Form of Underwriting Agreement relating to the New Unsecured Notes.

  4-1* General Mortgage to Bankers Trust Company, as Trustee, dated September
       1, 1918, and supplements thereto, dated March 1, 1928, October 23, 1928,
       August 1, 1932 and May 1, 1940. (Filed as Exhibit 4-2 in February 1991
       on Form 10-K for the year ended December 31, 1990, SEC File No. 1-672)

  4-2* Supplemental Indenture, dated as of March 1, 1983 between the Company and Bankers Trust Company, as Trustee. (Filed as Exhibit 4-1 on Form 8-K dated July 15, 1993, SEC File No. 1-672)

  4-3  Form of Supplemental Indenture relating to the New Mortgage Bonds.

  4-4  Form of Supplemental Indenture relating to the New Mortgage Bonds,
       Designated Secured Medium-Term Notes.

 4-5  Form of Indenture between the Registrant and The Bank of New York, as
      Trustee, relating to the Unsecured Notes.

 4-6* Restated Certificate of Incorporation of Rochester Gas and Electric
      Corporation under Section 807 of the BCL filed with the Secretary of State of the State of New York on June 23, 1992. (Filed as Exhibit 4-5 in
      July 1993 in Registration No. 33-49805)

 4-7* Certificate of Amendment of the Certificate of Incorporation of Rochester
      Gas and Electric Corporation Under Section 805 of the BCL filed with the
      Secretary of State of the State of New York on March 18, 1994. (Filed as
      Exhibit 4 in May 1994 on Form 10-Q for the quarter ended March 31, 1994,
      SEC File No. 1-672)

 4-8* By-Laws of RG&E, as amended to date. (Filed as Exhibit 3-3 in February
      1999 on Form 10-K for the year ended December 31, 1998, SEC File No. 1-
      672)

 5 Opinion of Nixon Peabody LLP with reference to the legality of the securities registered hereunder.

 12   Computation of Ratio of Earnings to Fixed Charges.

 23-1 Consent of PricewaterhouseCoopers LLP.

 23-2 Consent of Nixon Peabody LLP. (Included in Opinion filed as Exhibit 5)

 24   Power of Attorney for Officers and Directors. (See Signatures)

 25-1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bankers Trust Company, as Trustee.

 25-2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.

--------
* Incorporated by reference.

Item 17. Undertakings.

   The Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement;

     (b) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (d) that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
  Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (e) that insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant as described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such Trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on the 22nd day of December, 2000.

                                          Rochester Gas and Electric
                                           Corporation

                                                 /s/ Thomas S. Richards
                                          By:__________________________________
                                                  (Thomas S. Richards)
                                              Chairman, President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID C. HEILIGMAN, MARK KEOGH and MICHAEL T. TOMAINO, and each of them, his true and lawful attorneys-in-fact, and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

Principal Executive Officer:

      /s/ Thomas S. Richards           Chairman, President and     December 22, 2000
______________________________________  Chief Executive Officer
         (Thomas S. Richards)

Principal Financial Officer:

        /s/ J. Burt Stokes             Senior Vice President,      December 22, 2000
______________________________________  Corporate Services and
           (J. Burt Stokes)             Chief Financial Officer

Principal Accounting Officer:

       /s/ William J. Reddy            Vice President and          December 22, 2000
______________________________________  Controller
          (William J. Reddy)

              Signature                          Title                   Date
              ---------                          -----                   ----

Directors:

     /s/ Angelo J. Chiarella           Director                    December 22, 2000
______________________________________
        (Angelo J. Chiarella)

        /s/ Allan E. Dugan             Director                    December 22, 2000
______________________________________
           (Allan E. Dugan)

        /s/ Mark B. Grier              Director                    December 22, 2000
______________________________________
           (Mark B. Grier)

      /s/ Susan R. Holliday            Director                    December 22, 2000
______________________________________
         (Susan R. Holliday)

        /s/ Jay T. Holmes              Director                    December 22, 2000
______________________________________
           (Jay T. Holmes)

        /s/ G. Jean Howard             Director                    December 22, 2000
______________________________________
           (G. Jean Howard)

                                       Director                    December   , 2000
______________________________________
       (Samuel T. Hubbard, Jr.)

 /s/ Cleve L. Killingsworth, Jr.       Director                    December 22, 2000
______________________________________
    (Cleve L. Killingsworth, Jr.)

        /s/ Roger W. Kober             Director                    December 22, 2000
______________________________________
           (Roger W. Kober)

     /s/ Cornelius J. Murphy           Director                    December 22, 2000
______________________________________
        (Cornelius J. Murphy)

      /s/ Charles I. Plosser           Director                    December 22, 2000
______________________________________
         (Charles I. Plosser)

      /s/ Thomas S. Richards           Director                    December 22, 2000
______________________________________
         (Thomas S. Richards)